UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2005

Capital Automotive REIT
(Exact name of registrant as specified in its charter)

Maryland	000-23733	54-1870224
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8270 Greensboro Dr., Suite 950, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 288-3075

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On December 16, 2005 (the “Closing” or the “Closing Date”), Capital Automotive REIT, a Maryland real estate investment trust (the “Company”), completed the mergers pursuant to the Agreement and Plan of Merger, dated as of September 2, 2005 (the “Merger Agreement”), among the Company, Capital Automotive L.P. (the “Partnership”), Flag Fund V LLC, a Delaware limited liability company (“Parent”) and affiliate of certain funds advised by DRA Advisors LLC (“DRA”), CA Acquisition REIT, a Maryland real estate investment trust (“Merger Sub”), and CALP Merger LP, a Delaware limited partnership (“Merger Partnership”). Pursuant to the terms of the Merger Agreement, Parent acquired the Company and its subsidiaries through the mergers of Merger Sub with and into the Company with the Company continuing as the surviving REIT (the “REIT Merger”), and Merger Partnership with and into the Partnership with the Partnership continuing as the surviving partnership (the “Partnership Merger,” and together with the REIT Merger, the “Mergers”). Under the terms of the Merger Agreement, holders of each issued and outstanding common share of beneficial interest of the Company, par value $0.01 per share (each such share, a “Company Common Share”), received $38.75 in cash, without interest, for each Company Common Share held. In addition, holders of each issued and outstanding common unit of limited partnership interest in the Partnership (each such unit, an “OP Unit”), at their election, either (i) received $38.75 in cash, without interest, for each OP Unit held, or (ii) exchanged all or a portion of such holder’s existing OP Units for membership interests in OP LP LLC, a Delaware limited liability company and affiliate of Parent, which owns as its sole asset, as of the consummation of the Partnership Merger, OP Units of the Partnership.

The issued and outstanding 7.5% Series A Cumulative Redeemable Preferred Shares, par value $0.01 per share, and 8% Series B Cumulative Redeemable Preferred Shares, par value $0.01 per share, of the Company (collectively, the “Preferred Shares”) remain issued and outstanding as Preferred Shares of the Company as the surviving REIT. The Company will continue to pay the required quarterly dividends on the Preferred Shares. The Company may delist all of the Preferred Shares from the Nasdaq National Market following the Closing and does not plan to seek to list the Preferred Shares on another trading market.

The Company has proposed to consummate a forward merger on or about December 30, 2005 in which the Company will be merged into a Delaware limited liability company. In such restructuring, all of the Company’s outstanding Preferred Shares will be converted into Series A and Series B preferred units of the new Delaware limited liability company with their rights, preferences, restrictions, qualifications, limitations, terms and conditions materially unchanged.

Following the restructuring of the Company into a Delaware limited liability company, in early January 2006, the Company’s successor expects to commence a cash tender offer for any and all of its then outstanding Series A and Series B preferred units at a price of $25.00 per unit.

Item 1.01 Entry into a Material Definitive Agreement.

1. Senior Secured Credit Facility

Overview

On the Closing Date, in connection with the consummation of the Mergers, Merger Sub and Merger Partnership entered into a senior secured credit agreement with Lehman Commercial Paper Inc., as administrative agent, Lehman Brothers Inc., as arranger, and Banc of America Securities LLC, JPMorgan Chase Bank, N.A., Wachovia Bank, National Association and Wells Fargo Bank, National Association, as co-syndication agents. Upon the effectiveness of the Mergers, by operation of law and as contemplated in the senior secured credit agreement, the Company and the Partnership succeeded to the rights and obligations, respectively, of Merger Sub and Merger Partnership under the senior secured credit agreement.

The Partnership is the borrower under the senior secured credit agreement and the credit facilities provided thereunder.

The senior secured credit agreement provides for committed senior secured credit facilities totaling $2.2 billion (“Committed Facilities”) consisting of:

•	a $1.950 billion five year term loan facility and
•	a $250 million four year revolving credit facility.

The full amount of these Committed Facilities was available upon Closing. The full amount of the committed term loan facility was funded on the Closing Date. The proceeds of such term loans were used to finance the Mergers, repay certain outstanding borrowed indebtedness of the Company and the Partnership and pay certain of the costs and expenses of the Mergers and of the credit facilities contemplated by the senior secured credit agreement.

In addition to these Committed Facilities, the senior secured credit agreement provides for a currently uncommitted incremental term loan facility in an amount not to exceed $350 million. Such additional term loans are not presently committed but may be made in the future when and if requested by the Partnership upon the agreement of one or more financial institutions (either members of the existing lending syndicate or new lenders) to make such additional term loans.

The revolving credit facility includes a $25 million letter of credit subfacility for the issuance of standby letters of credit and a $50 million subfacility for revolving credit loans to be made on same-day notice referred to as the “swingline” facility. As of the Closing Date, no amounts were drawn under the credit facility.

Interest Rate and Fees

Borrowings under both the term loan facilities and the revolving credit facility bear interest at rates equal to an applicable margin plus a base rate consisting of (at the election and option of the Partnership) either (a) a LIBOR rate determined by reference to the costs of funds for deposits in dollars for the interest period relevant to such borrowing (which may be a one month, two month, three month or six month period) adjusted for certain reserve requirements established by the Federal Reserve or (b) the greater of (i) the prime rate reported by the British Banking Association Telerate or (ii) the federal funds rate plus ½ of 1%. The initial applicable margin for borrowings accruing interest at a rate based on LIBOR is 1.75% and for borrowings accruing interest based on the prime rate/federal funds rate is 0.75%. These applicable margins may be increased (up to a maximum of 2.00% for LIBOR-based borrowings and 1.00% for prime rate/federal funds rate borrowings) or decreased (down to a minimum of 1.50% for LIBOR-based borrowings and 0.50% for prime rate/federal funds rate borrowings) depending on the total leverage ratio of the Company, the Partnership and their consolidated subsidiaries and businesses from time to time. The first adjustment to the applicable margin will occur after the end of the second fiscal quarter of the Partnership in 2006.

Other Significant Provisions

There is no required amortization of either the term loan facility or the revolving credit facility prior to their respective maturities, at which time payment in full will be due and payable. The term loan facility will mature on the fifth anniversary of the Closing Date and the revolving credit facility will mature on the fourth anniversary of the Closing Date.

The senior secured credit agreement requires the Company to make mandatory prepayments of the loans under certain circumstances and allows the Company to make voluntary prepayments, in each case, subject to the payment of certain premiums during the first three years after the Closing Date, subject to certain exceptions, and the payment of breakage costs.

All obligations of the Partnership as the borrower under the senior secured credit agreement are fully and unconditionally guaranteed by the Company and the Partnership’s and Company’s wholly-owned subsidiaries, subject to certain exceptions. All of the obligations of the Partnership, the Company and their respective guarantor subsidiaries under the senior secured credit agreement are and will be secured by substantially all of their now owned or hereafter acquired assets, subject to certain exceptions.

The senior secured credit agreement contains a number of affirmative and negative covenants and events of default customary for transactions of this nature.

2. Series C Preferred Limited Partnership Units

General

On the Closing Date, in connection with the Mergers, the Partnership issued and sold 1.5 million preferred limited partnership units in the Partnership (the “Series C Preferred Units”) to an assignee (the “Purchaser”) of The Prudential Insurance Company of America (“Prudential”) pursuant to a Purchase Agreement among the Company, the Partnership and Prudential (the “Purchase Agreement”). The Purchaser paid $150 million as consideration for such Series C Preferred Units. In addition, if any preferred equity of the Partnership that was existing immediately before the Closing (“Existing PE”) and was not retired at Closing is retired or repurchased by the Partnership at any time prior to April 30, 2006, then upon not less than thirty (30) calendar days’ written notice to the holders of the Series C Preferred Units, such holders will purchase additional Series C Preferred Units sufficient to replace such retired or repurchased Existing PE up to an aggregate amount invested in Series C Preferred Units of $315 million.

Cumulative Preferred Return

The Series C Preferred Units issued at Closing and any Series C Preferred Units issued after Closing up until March 31, 2006 will accrue a cumulative preferred return at an annual rate (compounded monthly) equal to (i) 7.0% for the period from the date that any such Series C Preferred Units were purchased until the first (1st) anniversary of such date, (ii) 7.5% for the period from the first (1st) anniversary of the date that such Series C Preferred Units were purchased until the fifth (5th) anniversary of the Closing, (iii) 8.5% for the period from the fifth (5th) anniversary of the Closing until the seventh (7th) anniversary of the Closing, and (iv) from and after the seventh (7th) anniversary of the Closing the greater of (x) 12% and (y) the then yield on 10-year U.S. Treasury securities plus 6.5%. In addition to the foregoing, on the first (1st) anniversary of the date that any such Series C Preferred Units were purchased, the Partnership will pay to the Series C Preferred Unit holders a fee in an amount that, when added to the preferred return otherwise accruing on such Series C Preferred Units, would be sufficient to provide the Series C Preferred Unit holders with an aggregate return of 7.5% per annum, compounded monthly, for the period from the date that such Series C Preferred Units were purchased until the first (1st) anniversary of such date. The Series C Preferred Units purchased after March 31, 2006 up until April 30, 2006 in connection with the retirement or redemption of Existing PE will earn a preferred return determined in accordance with the procedures for determination of the preferred return accruing on Additional Units, as defined and described in the next paragraph immediately below.

Additional Issuance of Preferred Limited Partnership Interests

If the Partnership (a) retires any Existing PE after April 30, 2006, or (b) from time to time wishes to directly or indirectly acquire an asset and the amount of fixed and variable rate debt of the Company, whether secured or unsecured (excluding trade payables and short term trade debt in immaterial amounts incurred in the ordinary course of business) (“Debt”) that would be required for it to acquire such asset would cause such Debt to exceed 65% of the purchase price for such asset, then the Series C Preferred Unit holders shall have the option, but not the obligation, to purchase additional Series C Preferred Units (“Additional Units”), the proceeds of which would be applied toward the purchase price of such Existing PE or asset, in such amount as would cause the aggregate amount of Debt and preferred equity incurred or issued by the Partnership in connection with any asset acquisition (including all Additional Units to be issued in connection with such acquisition) to not exceed 75% of the purchase price for such asset. Additional Units will earn a preferred return equal to (i) during the period commencing on the date such Additional Units are purchased until the fifth (5th) anniversary of the Closing, an annual rate (compounded monthly) equal to the greater of (x) 3.10% over the yield on 10-year U.S. Treasury securities as of the date that is five (5) business days prior to the date that such Additional Units are purchased and (y) 7.5%, (ii) during the period from and after the fifth (5th) anniversary of the Closing until the seventh (7th) anniversary of the Closing, an annual rate equal to the preferred return rate accruing on such Additional Units immediately prior to the fifth (5th) anniversary of the Closing plus 1.0%, and (iii) from and after the seventh (7th) anniversary of the Closing, an annual rate (compounded and adjusted monthly) equal to the greater of (x) 12% and (y) the yield on 10-year U.S. Treasury securities plus 6.5%. All Additional Units will be otherwise treated the same as the Series C Preferred Units issued at the Closing.

Monetary Defaults by the Partnership or any of its Subsidiaries

In addition to the foregoing, upon the occurrence of any monetary default by the Partnership (or its subsidiary) in connection with any Debt and/or contractual arrangement entered into by the Partnership (or its subsidiary) which is not cured within the applicable cure period (if any) under such contractual arrangement, which default may result in the loss of any assets of the Partnership (by foreclosure or otherwise) or have any other material adverse effect on the Partnership or its business operations, the Series C Preferred Unit holders may cure such defaults, and all sums expended by the Series C Preferred Unit holders in connection with such cure will be treated as capital contributions to the Partnership (“Default Contributions”). All Default Contributions made by the Series C Preferred Unit holders will accrue a cumulative preferred return (compounded monthly) at an annual rate equal to the greater of (x) 12% and (y) 5% over the Prime Rate published in The Wall Street Journal.

Series C Preferred Manager

A single Series C Preferred Unit holder (the “Series C Manager”) will be authorized to make certain decisions and take certain actions on behalf of the other Series C Preferred Unit Holders, including the right to approve certain major decisions of the Partnership and assume management and dispose of the assets of the Partnership upon the occurrence of certain events.

Covenants

The amendment to the Partnership’s limited partnership agreement setting forth the rights and preferences of the Series C Preferred Units contains provisions:

•	limiting and/or requiring redemptions of the Series C Preferred Units;

•	limiting transfers of interests in the Partnership;

•	for the transfer of management of the Partnership to the Series C Manager upon the occurrence of certain events;

•	for the Series C Manager to force the sale of the Partnership’s assets upon the occurrence of certain events;

•	limiting the Partnership’s ability to incur debt; and

•	limiting the Partnership’s ability to make distributions to its common equity holders.

Subordination

The Series C Preferred Unit holders have subordinated their right to distributions and proceeds of any assets of the Partnership to the rights of the holders of certain senior Debt of the Partnership pursuant to a Subordination Agreement among the Company, the Partnership, the Purchaser and Lehman Commercial Paper Inc.

3. Amendments to Partnership Agreement

Pursuant to the Merger Agreement, the Partnership Agreement was amended by a Seventh Amendment thereto to account for the issuance of (i) a number of common units of limited partnership interest of the Partnership (“Common Units”) to Thomas D. Eckert, David S. Kay, John M. Weaver and Jay Ferriero, as more fully described in Section 5 herein, (ii) an aggregate of 1,000 performance units to Messrs. Eckert, Kay, Weaver and Ferriero, (iii) a number of Common Units and preferred units of limited partnership interest of the Partnership to the Company, as more fully described in Section 5 herein, and (iv) Common Units to OP LP LLC, as more fully described in Section 5 herein. Messrs. Eckert, Kay, Weaver and Ferriero paid an aggregate of $3,000,000 for their Common Units ($38.75 per Common Unit). Upon certain conditions, the holders of the performance units of the Partnership will be entitled to receive a preferred return of 10% after the other holders of Common Units have received their contribution plus an IRR (as defined in the Seventh Amendment to the Partnership Agreement) of 17% and a preferred return of 20% after the other holders of Common Units have received their contribution plus an IRR of 19%. Such rights of these holders of performance units are subject to certain tag-along rights and rights of first refusal.

Pursuant to the Purchase Agreement and the terms and conditions of the Eighth Amendment to the Partnership Agreement, PREI will be admitted as a limited partner to the Partnership and has the option, but not the obligation to acquire Additional PE.

4. Employment Agreements

In connection with the Merger Agreement, the Partnership and Thomas D. Eckert, David S. Kay, John M. Weaver, Jay M. Ferriero and Lisa M. Clements (each, an “Executive”) have entered into employment agreements with the Partnership providing terms of employment with the Partnership for the three-year period (and in the case of Ms. Clements for the one-year period) following the Closing Date. The employment agreements with Messrs. Eckert, Kay, Weaver, Ferriero, and Ms. Clements provide for initial base salaries of $640,000, $412,000, $276,000, $412,000 and $230,000, respectively, and the opportunity for each Executive to earn annual bonus compensation based upon certain performance criteria set forth in each Executive’s employment agreement of up to an annual target amount of $660,000, $360,000, $300,000, $390,000 and $180,000, respectively. Each of the Executives will also receive a long term incentive award payable in the case of Messrs. Eckert, Kay, Weaver and Ferriero in equal quarterly installments (based on a maximum of 12 installments) on the last day of each quarter in which they are employed by the Partnership pursuant to their new three-year employment agreements and in the case of Ms. Clements in equal quarterly installments (based on a maximum of 4 installments) on the last day of each quarter in which she is employed by the Partnership pursuant to her new one-year employment agreement. These long term incentive awards are intended to substitute for the equity component of the Executives’ compensation under their prior employment agreements with the Company. The maximum aggregate amount of the long term incentive award payable to each of Messrs. Eckert, Kay, Weaver and Ferriero and Ms. Clements under his or her new employment agreement (assuming he or she remains employed by the Partnership for the full term of his or her employment agreement) is $5,760,000, $2,520,000, $2,160,000, $2,880,000 and $300,000, respectively.

The Executives’ employment agreements contain terms substantially similar to those of their prior employment agreements with respect to, among other things, the termination rights of the Partnership and the Executives, health benefits, confidentiality obligations as well as non-competition and non-solicitation restrictions on the Executives during their employment and for a two-year period after termination of employment.

On January 1, 2006, the Executives’ employment agreements will be assigned by the Partnership to CARS Real Estate Investment Services Inc., a Delaware corporation and wholly-owned subsidiary of the Partnership (the “Manager”), on substantially similar terms. The Manager was formed to manage the affairs of the Company and its subsidiaries and has the authority to act, under the direction of the Company’s board of trustees (currently the same trustees as those of the Company) and through its duly appointed officers (Thomas D. Eckert, President and Chief Executive Officer, David S. Kay, Senior Vice President, Chief Financial Officer and Treasurer, John M. Weaver, Senior Vice President, Secretary & General Counsel, Jay M. Ferriero, Senior Vice President and Director of Acquisitions, and Lisa M. Clements, Vice President and Chief Accounting Officer), on behalf of the Company itself, on behalf of the Company as general partner of the Partnership and on behalf of any corporate subsidiary of the Company.

5. 6.75% Monthly Income Notes

On April 15, 2004, the Company issued $125 million aggregate principal amount of its 6.75% monthly income notes pursuant to that certain First Supplemental Trust Indenture dated April 15, 2005 between the Company and Wells Fargo Bank, National Association. On November 2, 2005, the Company commenced a tender offer and consent solicitation in which it solicited the tender of all such monthly income notes and the waiver of certain covenants contained in such notes. The tender offer, following extensions, terminated on the Closing Date. $120,921,575 aggregate principal amount of its 6.75% monthly income notes were tendered as of the Closing Date with $4,078,425 aggregate principal amount of notes remaining outstanding.

On the Closing Date, the Fifth Supplemental Indenture entered into among the Company, the Partnership and Wells Fargo Bank, National Association, dated as of December 9, 2005 became effective. The supplemental indenture amends the indenture under which the notes were issued to eliminate substantially all of the restrictive covenants relating to the notes. These amendments are binding on all non-tendering holders and affect the notes that remain outstanding.

6. 6% Convertible Notes

On May 12, 2004, the Company issued $110 million aggregate principal amount of its 6% convertible notes due May 15, 2024 pursuant to that certain Second Supplemental Trust Indenture dated May 12, 2004 between the Company and Wells Fargo Bank, National Association.

On the Closing Date, the Company, the Partnership and Wells Fargo Bank, National Association entered into a Sixth Supplemental Indenture confirming certain rights of the holders of the notes upon conversion of the notes following the Mergers.

Item 1.02 Termination of a Material Definitive Agreement.

1. Employment Agreements

The employment agreements existing at the time of the Mergers between the Partnership and each of the Executives have been terminated and replaced by the employment agreements between the Partnership and each of the Executives, as more fully described in Item 1.01 above.

2. Revolving Credit and Term Loan Agreement

On August 20, 2004 and as amended on May 10, 2005, the Company and the Partnership entered into a certain revolving credit and term loan agreement with JPMorgan Chase Bank (“JPM”) under which JPM provided (i) a term loan facility in an aggregate of $150 million, (ii) a revolving credit facility in an initial aggregate amount of up to $250 million with the option to increase the aggregate amount to $350 million, (iii) letters of credit, (iv) swing loans and (v) competitive borrowings ((i) - (v) collectively, the “JPM Loan”). In connection with the Mergers and pursuant to notice given to JPM, the Company paid all amounts outstanding under the JPM Loan as of the Closing Date.

3. 5.46% Guaranteed Senior Notes

On February 24, 2005, the Company and the Partnership entered into a note purchase agreement with certain purchasers under which the Company issued $175 million aggregate principal amount of its 5.46% guaranteed senior notes. In connection with the Mergers and pursuant to a consent and waiver of notice received from each purchaser, the Company prepaid all amounts due under the 5.46% guaranteed senior notes, including a make-whole premium.

4. Equity Incentive Plans

By operation of the REIT Merger, the Company’s Second Amended and Restated 1998 Equity Incentive Plan (the “Company Share Option Plan”) and Company’s Phantom Share Purchase Program (“Phantom Plan”) terminated pursuant to the terms of the Merger Agreement. The Company Share Option Plan provided options (“Company Share Options”) to purchase Company Common Shares, direct grants or sales of Company Common Shares, restricted shares (“Restricted Shares”) or phantom shares (“Phantom Shares”) to eligible Trustees, employees and consultants.

Pursuant to the terms of the Merger Agreement and in connection with the REIT Merger, each Company Share Option, whether or not then vested or exercisable and regardless of the exercise price or purchase price, as the case may be, thereof, was cancelled in exchange for the holder’s right to receive a single lump sum cash payment from the Company equal to the product of (x) the number of Company Common Shares subject to such Company Share Option immediately prior to cancellation, whether or not vested or exercisable, and (y) the excess, if any, of $38.75 over the exercise price or purchase price per share of such Company Share Option. If the exercise price or purchase price per share of any such Company Share Option was equal to or greater than $38.75, such Company Share Option was cancelled without any cash payment being made in respect thereof.

Pursuant to the terms of the Merger Agreement, each Restricted Share, Phantom Share and Restricted Share deferred under a Restricted Share Deferral Agreement (“Deferred Restricted Shares”) was also made fully vested, non-forfeitable and payable to each participant in full, and all Company Common Shares which the Company had the option of issuing in settlement of the Phantom Shares was considered outstanding for all purposes of the REIT Merger, including the right to receive an amount in cash equal to $38.75 per common share of beneficial interest, par value $0.01 per share.

5. Deferred Compensation and Stock Plan for Trustees

By operation of the REIT Merger, the Company’s Deferred Compensation and Stock Plan for Trustees (the “Trustees Deferred Compensation Plan”) terminated pursuant to the terms of the Merger Agreement.

Pursuant to the terms of the Merger Agreement and in connection with the REIT Merger, each phantom share (the “Fee Shares”) under the Trustees Deferred Compensation Plan was made fully vested, non-forfeitable and payable to each participant in full, and all Company Common Shares which the Company had the option of issuing in settlement of the Fee Shares was considered outstanding for all purposes of Merger, including the right to receive an amount in cash equal to $38.75 per common share of beneficial interest, par value $0.01 per share.

Item 2.01 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the senior secured credit agreement described in Item 1.01. “1. Senior Secured Credit Facility” is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the Closing, the Company notified The NASDAQ Stock Market on the Closing Date that each Company Common Share (other than those owned by Parent) was canceled and automatically converted into the right to receive $38.75 in cash, without interest, and requested that the Company Common Shares be removed from quotation on the Nasdaq National Market.

Item 3.03 Material Modification to the Rights of Security Holders.

The description of the supplemental indentures described in Item 1.01. “5. 5.75% Monthly Income Notes” and “6. 6% Convertible Notes” is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

On the Closing Date, pursuant to the terms of the Merger Agreement, Parent completed the acquisition of the Company and the Partnership through the REIT Merger and Partnership Merger. The Company and the Partnership were the surviving entities in the Mergers. As a result of the REIT Merger, the Company’s voting shares are 100% owned by Parent. Parent is owned indirectly by funds advised by DRA. As a result of the Partnership Merger, the Partnership’s voting units are owned by each of the Company (approximately 83% of the OP Units), OP LP LLC (approximately 17% of the OP Units), and Messrs. Eckert, Kay, Weaver and Ferriero (in the aggregate, less than 1% of the OP Units).

The aggregate purchase price paid for all of the Company Common Shares, Company Share Options, Restricted Shares, Phantom Shares, Deferred Restricted Shares and OP Units exchanged for cash in the Mergers was approximately $2,013,272,331 billion. There was also an additional approximately $103,788,000 million in related fees and expenses paid in connection with the Mergers and the financing arrangements described in Item 1.01 above. The aggregate purchase price and related fees and expenses were funded by the new credit facilities described in Item 1.01 above, as well as by equity financing from affiliated funds advised by DRA.

A copy of the press release issued by the Company on the Closing Date announcing the completed acquisition by DRA of the Company is attached as an exhibit hereto and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Trustees/Directors

In connection with the Mergers, each of Thomas D. Eckert, Craig L. Fuller, Paul M. Higbee, William E. Hoglund, David B. Kay, R. Michael McCullough, John J. Pohanka, Robert M. Rosenthal, and Vincent A. Sheehy voluntarily resigned from the board of trustees of the Company and as a member of any governing body of all subsidiaries of the Company on the Closing Date. In addition, each of John M. Weaver and Thomas D. Eckert voluntarily resigned from the board of directors of each of the corporate subsidiaries of the Company.

Following such resignations, the following persons were elected to the Company’s board of trustees: Francis X. Tansey, President and Chief Executive Officer of DRA, David Luski, Vice President and Chief Operating Officer of DRA, Paul McEvoy, Senior Managing Director of DRA, Andrew E. Peltz, a Managing Director of DRA, Brian Summers, a Managing Director of DRA, and Jean Marie Apruzzese, a Managing Director of DRA. In addition, the same such six individuals were elected as directors to the boards of directors of each of the corporate subsidiaries of the Company.

Principal Officers

In connection with the Mergers, the following principal officers resigned effective as of the Closing Date: (i) Thomas D. Eckert resigned as President and Chief Executive Officer of the Company, (ii) John M. Weaver resigned as Senior Vice President, General Counsel and Secretary, (iii) David S. Kay resigned as Senior Vice President, Chief Financial Officer and Treasurer, (iv) Jay Ferriero resigned as Senior Vice President and Director of Acquisitions, and (v) Lisa M. Clements resigned as Vice President and Chief Accounting Officer. In addition, each such individual resigned from all other offices he or she held with any of the subsidiaries of the Company.

Following such resignations, six new officers were appointed as principal officers of the Company and any subsidiaries of the Company which employed officers in the following capacities: Francis X. Tansey, President; David Luski, Executive Vice President and Secretary; Paul McEvoy, Senior Vice President and Assistant Secretary; Andrew E. Peltz, Vice President and Assistant Secretary; Brian Summers, Vice President and Treasurer; and Jean Marie Apruzzese, Vice President and Assistant Secretary.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On the Closing Date and immediately following the closing of the Mergers, the bylaws of the Company were amended to reduce the minimum number of members of the board of trustees from seven to six.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release, dated December 16, 2005, of Capital Automotive REIT announcing the completed acquisition by DRA Advisors LLC of Capital Automotive REIT.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL AUTOMOTIVE REIT

Date: December 22, 2005	By: /s/ Paul McEvoy
Name: Paul McEvoy
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated December 16, 2005, of Capital Automotive REIT announcing the completed acquisition by DRA Advisors LLC of Capital Automotive REIT.